Merrimac Series

Shareholders Meeting Results (unaudited)

A special meeting of the shareholders of the Merrimac Cash Series (the "Cash Series") and the Merrimac U.S. Government Series (the "U.S. Government Series"), each a series of the Merrimac Series was held on September 16, 2003. The results of taken among shareholders on proposals are listed below.

Proposal 1

To adopt an Investment Sub-Adviser Agreement between Investors Bank & Trust Company - Advisory Division (the "Adviser") and Lincoln Capital Fixed Income Management Company, LLC (the "Sub-Adviser").

                               For          Against     Abstain
Cash Series                2,065,854.52   215,828.00   11,228,418.89

U.S. Government Series   363,333,287.13    92,068.00      380,440.00

Proposal 2

     To adopt a "Manager-of-Managers" arrangement.

                               For          Against            Abstain
Cash Series               1,976,404,883.52   89,482,419.00   11,411,242.89

U.S. Government Series      346,757,587.130  16,667,768.00      380,440.00